EXHIBIT 77C

                       THE FINANCE COMPANY OF PENNSYLVANIA

                       PUBLIC LEDGER BUILDING, SUITE 630
                        150 SOUTH INDEPENDENCE MALL WEST
                        PHILADELPHIA, PENNSYLVANIA 19106
                             TELEPHONE: 215-351-4778

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 2005

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     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The
Finance Company of Pennsylvania, a Pennsylvania corporation, will be held in the Independence Room of The Downtown Club, Public Ledger Building, 11th Floor, S.W. Corner 6th and Chestnut Streets, Philadelphia, Pennsylvania 19106, on Friday, April 29, 2005 at 11:00 A.M., Local Time, for the following purposes:

     Proposal 1. To elect a director to hold office for a term of three years and until his successor is duly elected and qualified.

     Proposal 2. To approve a new investment advisory agreement between the Company and Cooke & Bieler, L.P.

     Proposal 3. To approve an investment advisory agreement between the Company and Schroder Investment Management North America Inc.

     Proposal 4. To transact such other business as may properly come before the Meeting or any adjournment thereof; all as set forth in the Proxy Statement accompanying this Notice.

     The stock transfer books of the Company will not be closed but, in lieu thereof, the Board of Directors has fixed the close of business on March 18, 2005, as the record date for the determination of stockholders who will be entitled to notice of, and to vote at, the Meeting.

                                   By order of the Board of Directors,

                                                  DORANNE H. CASE
                                           Assistant Secretary/Treasurer
Dated: April 11, 2005

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     If you do not expect to be present at the Meeting but wish your stock to be voted, please date, fill in and sign the enclosed form of Proxy and mail it in the enclosed stamped envelope. It is important that Proxies be returned promptly.